                                                                    Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                           Six Months
                                            Pro Forma        Ended
                                            Six Months      June 30,         Pro Forma            Year Ended December 31,
                                              Ended        -----------      Year Ended        --------------------------------
                                           June 30, 2001   2001   2000   December 31, 2000    2000   1999   1998   1997   1996
                                          --------------   ----   ----   -----------------    ----   ----   ----   ----   ----
Income (loss) from continuing operations
 before provision for income taxes and
 minority interest                             (34)        (34)    79           189           189   (530)   202    347     83
Equity in (earnings) loss of Equistar           10          10    (43)          (39)          (39)    19    (40)   (18)    --
Cash distributions from Equistar                --          --     68            83            83     75    317     18     --

Fixed charges:
  Interest expense                              46          44     38            89            80     72     76    131    214
  Rent expense (33%)                             2           2      2             5             5      4      4     18     20
                                               ------------------------------------------------------------------------------
Total                                           24          22    125           327           318   (360)   559    496    317

Fixed charges                                   48          46     40            94            85     76     80    149    234
                                               ------------------------------------------------------------------------------

Ratio of earnings to fixed charges             0.5x        0.5x   3.6x          3.5x          3.7x  (4.7)x  7.0x   3.3x   1.4x
                                               ------------------------------------------------------------------------------



The less than one-to-one coverage ratio for the six months ended June 30, 2001 and the year ended December 31, 1999 results from the impact on income (loss) from continuing operations before provision for income taxes and minority interest of a $36 million charge for reorganization and plant closures and a $639 million charge to write-down the value of the Company's investment in Equistar, respectively. Excluding these charges, the June 30, 2001 ratio of earnings to fixed charges would have been 1.3x and the 1999 ratio of earnings to fixed charges would have been 3.7x.